Exhibit 99.1

NPS Pharmaceuticals and Nycomed Announce US$90+ Million PREOS(R) Marketing Agreement for Europe

SALT LAKE CITY, and ROSKILDE, Denmark, April 21 /PRNewswire-FirstCall/ — NPS Pharmaceuticals Inc. (Nasdaq: NPSP) and Nycomed Group today announced that they have signed a distribution and license agreement granting Nycomed rights to develop and market the investigational osteoporosis drug PREOS(R) in Europe, including the Commonwealth of Independent States (CIS) and Turkey.

Nycomed will be responsible for European clinical development, registration and marketing of PREOS. Nycomed has agreed to make an equity investment in NPS of $40 million by purchasing common shares subject to customary closing conditions, pay NPS up to $25 million in milestones upon regulatory approvals and achievement of certain sales targets, and pay NPS royalties on sales in Europe. Nycomed will also be responsible for conducting Phase IIIb and IV clinical trials in Europe, representing a minimum additional investment of $25 million.

PREOS is recombinant human parathyroid hormone being developed by NPS as a potential treatment for osteoporosis. It has been shown in clinical trials to build bone and reduce the risk of fractures of the spine in postmenopausal women with low bone mineral density. Nycomed plans to submit applications for regulatory approval of PREOS in Europe following the filing of a U.S. New Drug Application by NPS later this year.

The agreement between NPS and Nycomed further strengthens Nycomed’s position of leadership in the rapidly growing European osteoporosis market and enables NPS to focus on preparing PREOS for launch in North America.

Hakan Bjorklund, Nycomed CEO, said: “We are excited about the opportunity to partner with NPS on PREOS and very impressed with the recent clinical findings. PREOS is a promising and important new approach to osteoporosis treatment and will be a valuable addition to Nycomed’s product portfolio, which includes CalciChew(R) for osteoporosis, the European market leader in pharmaceutical calcium.”

Hunter Jackson, Ph.D., chairman, president and chief executive of NPS, said: “Nycomed is a leader in the European osteoporosis market and has the resources and expertise to make PREOS a very successful product in Europe. We welcome their participation in the commercialization and launch of PREOS and are delighted to have their support in developing this important new therapy for osteoporosis.”

About Osteoporosis

Osteoporosis and osteopenia (the precursor of osteoporosis) affect more than 55 million people in Europe. According to the World Health Organization, osteoporosis is second only to cardiovascular disease as a leading healthcare problem in Europe. In particular post-menopausal women are likely to suffer from osteoporosis.

About PREOS(R)

PREOS is recombinantly produced, full-length human parathyroid hormone (PTH). PTH plays a critical role in the regulation of calcium physiology and bone replacement processes. Injections of PTH have been shown to stimulate the growth of structurally normal new bone in cases where bone has been lost to osteoporosis. In a Phase II clinical trial, PREOS produced a statistically significant increase in bone mineral density over the course of the study’s one-year period. In the recently reported double blinded placebo-controlled Phase III study (TOP), post-menopausal women with mild to moderate osteoporosis received 18 months of treatment, which resulted in a statistically significant reduction in vertebral fracture risk in the women receiving once-daily injections of PREOS.

About CalciChew(R)

Calcium in combination with vitamin D is a fundamental part of the treatment and prevention of osteoporosis. CalciChew(R) is Nycomed’s largest product and during 2003 accounted for almost 10% of net turnover, or approximately euro 63 million. Sales of CalciChew(R) in terms of volume increased by 15% in 2003 compared to 2002. CalciChew(R), also sold under a number of other brand names (e.g. Orocal(R) in France and Calcimagon(R)

in Germany), is available in a wide range of chewable tablets of different strengths and flavors. It is mostly sold on prescription, depending on the market and the amount of vitamin D in the product. CalciChew(R) is today the number one calcium product in Europe.

About NPS Pharmaceuticals

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company’s first FDA-approved product, Sensipar(TM) (cinacalcet HCl), is licensed to Amgen Inc. for the treatment of hyperparathyroidism. NPS also has investigational drugs in various stages of clinical development backed by a strong drug discovery effort.

About Nycomed

Nycomed is a pharmaceutical company differentiating itself by its European focus. The company’s capabilities include product sourcing, late-stage clinical trials, registration, pricing and reimbursement negotiation and product life-cycle management. Dedicated sales teams target general practitioners, hospital specialists and pharmacists.

With 2,800 people, mostly in marketing & sales, Nycomed covers 19 European markets including Russia/CIS. Products are also exported to other countries including Japan and the United States. Nycomed is a privately owned company with 2003 revenue of euro 635.5 million.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the likelihood that PREOS will be an appropriate therapy for patients who have osteoporosis; NPS’s plans to file an NDA for PREOS later this year; Nycomed’s plans to submit applications for regulatory approval of PREOS in Europe following the filing of an NDA in the U.S.; and our intent to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be able to collect, assemble and analyze data from the PREOS trials in a timely manner; the data from the TOP study may not justify filing an NDA for PREOS; we have never filed an NDA and may not be able to do so in a timely manner; regulatory approval to market and sale PREOS in Europe may be delayed or never granted; Nycomed may not be able to successfully market and sale PREOS in Europe; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of April 21, 2004, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10K/A for the year ended December 31, 2003.